EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708
July 1, 2014

FOR IMMEDIATE RELEASE
Media contact: Chase Kelley, (812) 491-4128 or kckelley@vectren.com
Investor contact: Robert Goocher, (812) 491-4080 or rgoocher@vectren.com

Vectren Corp. Signs Agreement To Sell Its Wholly Owned Coal Mining Subsidiary, Vectren Fuels

Evansville, Ind. - Vectren Corporation (Vectren, NYSE: VVC) announced today it has reached an agreement to sell its wholly owned coal mining subsidiary, Vectren Fuels, Inc., to Sunrise Coal, LLC (Sunrise Coal), an Indiana-based wholly owned subsidiary of Hallador Energy Company (NASDAQ: HNRG), which owns and operates coal mines in the Illinois Basin.

Vectren Fuels, headquartered in Evansville, Ind., owns three underground coal mines in southwestern Indiana, including two mines in Oaktown, Ind., and one in Petersburg, Ind. Both Oaktown mines are operated by Black Panther Mining, LLC, while the Petersburg mine is operated by Five Star Mining, Inc. Collectively, the three mines employ approximately 850 contract miners.

“Given our company’s emphasis on growing our infrastructure and energy services businesses, now is the right time for us to divest of these commodity-based assets. Sunrise Coal is a logical buyer that is already an active participant in the coal mining industry, specifically in the Illinois Basin and will put additional capital to work to continue to grow the overall business,” said Carl Chapman, Vectren’s chairman, president and CEO.

“I am very pleased Sunrise Coal has advised us they have already established plans to promptly conduct job fairs at which the contract miners currently employed by Black Panther and Five Star will be considered for employment at the mines. These contract miners should be very well situated given the combined workforce needs of the mines being sold by Vectren Fuels and the overall available workforce of miners in Southwest Indiana,” Chapman said. “We’re confident the transition will go smoothly for the existing customers of Vectren Fuels, including Vectren’s electric utility, and that Sunrise Coal will maintain the excellent level of service our coal customers have come to expect.”

The sales price is $296 million in cash, plus an estimated $20 million change in working capital from Dec. 31, 2013, until the transaction is closed. Closing is expected in the third quarter of 2014. The after-tax net proceeds from the sale are estimated to be approximately $280 million. The proceeds will be used to retire $200 million in outstanding Vectren Capital bank term loans and pay down outstanding short-term debt. The transaction is expected to result in a second quarter book loss of approximately ($20) to ($22) million after tax or ($0.24) to ($0.26) per share.

Following prior sales of its retail gas marketing and wholesale gas marketing businesses in 2011 and 2013, respectively, once the sale of Vectren Fuels is closed, the company will have fully exited its nonutility commodity-related businesses.

Live Webcast on July 2, 2014
Vectren will host a teleconference at 11 a.m. (EDT) on July 2, 2014, at which time management will discuss the above information. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the "Vectren Corporation Business Update Call.” All interested parties may listen to the live audio-only webcast accompanied by a slide presentation, which will be available on Vectren’s website, www.vectren.com, by clicking on the "Investors" link at the top of the page, then by choosing the webcast link located on the right-hand side under Current Events. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services and coal mining. To learn more about Vectren, visit http://www.vectren.com.

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